SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  FORM N-18F-1

                 NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940


                         Allegiance American Value Fund
                         ------------------------------
                           (Exact Name of Registrant)

                            NOTIFICATION OF ELECTION

     The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                    SIGNATURE

     Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Glendale and the state of California on the 9th day of March, 1999.

                                                  Signature

                                                  /s/ Richard A. Snyders
                                                  ------------------------------

                                                  Allegiance Investment Trust
                                                  ------------------------------
                                                  (Name of Registrant)

                                               By Richard A. Snyders
                                                  ------------------------------
                                                   (Name of Director, trustee
                                                   or officer signing on behalf
                                                   of Registrant)

                                                  President
                                                  ------------------------------
                                                  (Title)

Attest: Charles L. Bock
       ----------------
(Name)

Secretary and Treasurer
-----------------------
(Title)

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  FORM N-18F-1

                 NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940


              Allegiance California Tax-Free Intermediate Bond Fund
              -----------------------------------------------------
                           (Exact Name of Registrant)

                            NOTIFICATION OF ELECTION

     The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                    SIGNATURE

     Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Glendale and the state of California on the 9th day of March, 1999.

                                                  Signature

                                                  /s/ Richard A. Snyders
                                                  ------------------------------

                                                  Allegiance Investment Trust
                                                  ------------------------------
                                                  (Name of Registrant)

                                               By Richard A. Snyders
                                                  ------------------------------
                                                   (Name of Director, trustee
                                                   or officer signing on behalf
                                                   of Registrant)

                                                  President
                                                  ------------------------------
                                                  (Title)

Attest: Charles L. Bock
       ----------------
(Name)

Secretary and Treasurer
-----------------------
(Title)